SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):

July 18, 2007

HYDROGEN POWER, INC.

(Exact name of registrant as specified in charter)

Delaware	0-12374	84-0905189
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

201 ELLIOTT AVENUE, SUITE 400

SEATTLE, WASHINGTON 98119

 (Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (206) 223-0506

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 28, 2007, the board of directors of HPI approved the appointment of David J. Cade as Chief Executive Officer of the Company. Mr. Cade will continue to serve as the Company’s Principal Executive Officer.

Prior to being appointed the Chief Executive Officer and Principal Executive Officer, Mr. Cade served as our Chief Operating Officer since March 1, 2007. From August 2006 to March 2007, Mr. Cade was the Chief Executive Officer of LITHTRONICS, LLC a senior executive consulting firm in the alternative energy field, with a special focus on battery-fuel cell hybrids. From August 2005 to August 2006, Mr. Cade was President of ABSL, Inc., the U.S. arm of a large UK-based Lithium-ion battery company, where he was involved in battery-fuel cell hybrids for soldier power. Mr. Cade served as Chairman of Lithium Technology Corporation (LTC), a publicly-traded early-production-stage Lithium-ion battery manufacturer, from November 1, 1999 to January 27, 2005, and as Chief Executive Officer from November 1, 1999 to February 6, 2004. During the period from 1996 to 1999, Mr. Cade served as President and Chief Operating Officer of LTC, and prior to that, as Vice President of Sales and Marketing. Mr. Cade also served as a Director of LTC from August 1997 to March 2007. Mr. Cade has over 30 years of experience in senior business development, marketing, sales, and international strategic alliances in global telecommunications systems, electronics, and alternative energy technologies. From February 1988 to October 1992, Mr. Cade was Senior Vice President of Marketing and Business Development for COMSAT Systems Division in Washington, D.C., and from October 1992 to April 1994, Mr. Cade was Vice President of Sales and Marketing at InterDigital Communications Corporation, a Philadelphia company that licenses wireless telephone technologies and systems for customers worldwide. Previously, Mr. Cade held managerial positions in Washington, D.C. with Martin Marietta (now Lockheed Martin), AT&T, and the Department of Defense. Mr. Cade holds an MBA from Syracuse University, an undergraduate degree from the University of Illinois, and is a graduate of the National War College and Columbia University’s Senior Executive Program. There were no changes made to Mr. Cade’s current employment agreement. There were no changes made to Mr. Cade’s current employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDROGEN POWER, INC.
Date: July 18, 2007	By: /s/ David J. Cade _________________________ David J. Cade, Chief Executive Officer